EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2014 FINANCIAL RESULTS

•                               Net revenues of $126.3 million and net income of $2.1 million, or $0.17 per diluted share, for the three months ended June 30, 2014, compared to net revenues of $123.6 million and net income of $5.3 million, or $0.43 per diluted share, for the same period of fiscal 2013.

•                               Capital investments of $9.0 million in the third quarter of fiscal 2014, which brings year-to-date capital investment to $33.3 million.

•                               Backlog of $204.7 million at June 30, 2014, an increase of 1.2% from $202.3 million at March 31, 2014.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 7, 2014 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), today reported financial results for the third quarter of fiscal 2014.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of common stock payable September 15, 2014 to stockholders of record at the close of business on September 2, 2014.

“Overall, we saw improving conditions in our business during the quarter.  Revenues increased sequentially from the second quarter in each of our markets, while backlog remained relatively flat as we are managing our product mix more aggressively,” said Mark Comerford, President and Chief Executive Officer.  “We still have some lower-priced orders moving through our system which we expect will continue to pressure margins in the near term.  However, we’re optimistic about the opportunities we’re quoting and the business levels being reported by our customers as we move more deeply into calendar 2014.  The long-term demand in our markets continues to look favorable, and our capital expansion projects, which are nearing completion, are expected to position us well for future growth.”

Quarterly Results

Net Revenues. Net revenues were $126.3 million in the third quarter of fiscal 2014, an increase of 2.2% from $123.6 million in the same period of fiscal 2013. Volume was 6.1 million pounds in the third quarter of fiscal 2014, an increase of 9.3% from 5.5 million pounds in the same period of fiscal 2013.  The aggregate average selling price was $20.85 per pound in the third quarter of fiscal 2014, a decrease of 6.5% from $22.31 per pound in the same period of fiscal 2013.  Average selling price decreased primarily due to pricing competition, which represented approximately $2.21 of the decrease, and a lower-value product mix, which represented approximately $0.16 of the decrease, partially offset by higher market raw material prices, which represented approximately $0.91 of an increase.

Cost of Sales. Cost of sales was $112.2 million, or 88.9% of net revenues, in the third quarter of fiscal 2014 compared to $105.0 million, or 84.9% of net revenues, in the same period of fiscal 2013. Cost of sales in the third quarter of fiscal 2014 increased by $7.3 million as compared to the same period of fiscal 2013 primarily due to higher volumes.

Gross Profit. As a result of the above factors, gross profit was $14.1 million for the third quarter of fiscal 2014, a decrease of $4.5 million, or 24.4%, from the same period of fiscal 2013. Gross profit as a percentage of net revenue was 11.1% in the third quarter of fiscal 2014 as compared to 15.1% in the same period of fiscal 2013.

Selling, General and Administrative Expense. Selling, general and administrative expense was $10.1 million for the third quarter of fiscal 2014, an increase of $0.3 million, or 3.3%, from $9.8 million in the same period of fiscal 2013 primarily due to unfavorable changes in foreign currency exchange rates.  Selling, general and administrative expenses as a percentage of net revenues was 8.0% for the third quarter of fiscal 2014 compared to 7.9% for the same period of fiscal 2013.

Research and Technical Expense. Research and technical expense was $0.9 million, or 0.7% of revenue, for the third quarter of fiscal 2014 compared to $0.9 million, or 0.7% of revenue, for the third quarter of fiscal 2013.

Operating Income. As a result of the above factors, operating income in the third quarter of fiscal 2014 was $3.1 million, a decrease of 61.1% compared to operating income of $8.0 million in the same period of fiscal 2013.

Income Taxes. Income taxes were an expense of $1.0 million in the third quarter of fiscal 2014, a decrease of $1.7 million from an expense of $2.7 million in the same period of fiscal 2013.  The effective tax rate for the third quarter of fiscal 2014 was 32.9%, compared to 33.8% in the same period of fiscal 2013.

Net Income. As a result of the above factors, net income in the third quarter of fiscal 2014 was $2.1 million, a decrease of $3.2 million, or 60.4%, from net income of $5.3 million in the same period of fiscal 2013.

Results for Nine Months Ended June 30, 2013

Net Revenues. Net revenues were $335.3 million in the first nine months of fiscal 2014, a decrease of 8.6% from $367.1 million in the same period of fiscal 2013, due to a decrease in average selling price per pound partially offset by an increase in volume.  Volume was 16.1 million pounds in the first nine months of fiscal 2014, an increase of 1.7% from 15.8 million pounds in the same period of fiscal 2013.  The aggregate average selling price was $20.87 per pound in the first nine months of fiscal 2014, a decrease of 10.1% from $23.22 per pound in the same period of fiscal 2013.  Average selling price decreased due to increased price competition, which represented approximately $1.74 of the decrease, lower-value mix, which represented approximately $0.42 of the decrease, and lower market prices for raw materials, which represented approximately $0.19 of the decrease.

Cost of Sales. Cost of sales was $307.0 million, or 91.5% of net revenues, in the first nine months of fiscal 2014 compared to $309.6 million, or 84.3% of net revenues, in the same period of fiscal 2013.  Cost of sales in the first nine months of fiscal 2014 decreased by $2.7 million as compared to the same period of fiscal 2013 due to a lower-value product mix and increased absorption of manufacturing costs.

Gross Profit. As a result of the above factors, gross profit was $28.4 million for the first nine months of fiscal 2014, a decrease of $29.1 million, or 50.6%, from the same period of fiscal 2013. Gross profit as a percentage of net revenue was 8.5% in the first nine months of fiscal 2014 as compared to 15.7% in the same period of fiscal 2013.

Selling, General and Administrative Expense. Selling, general and administrative expense was $29.5 million for the first nine months of fiscal 2014, an increase of $0.5 million, or 1.9%, from $29.0 million in the same period of fiscal 2013 primarily due to unfavorable changes in exchange rates.  Selling, general and administrative expenses as a percentage of net revenues was 8.8% for the first nine months of fiscal 2014 compared to 7.9% for the same period of fiscal 2013 primarily due to decreased revenues.

Research and Technical Expense. Research and technical expense was $2.6 million, or 0.8% of revenue, for the first nine months of fiscal 2014 compared to $2.6 million, or 0.7% of net revenues, in the same period of fiscal 2013.

Operating Income/(Loss). As a result of the above factors, operating loss in the first nine months of fiscal 2014 was ($3.8) million, a decrease of 114.6% compared to operating income of $25.9 million in the same period of fiscal 2013.

Income Taxes. Income taxes were a benefit of $1.1 million in the first nine months of fiscal 2014, a decrease of $9.5 million from an expense of $8.4 million in the same period of fiscal 2013.  The effective tax rate for the first nine months of fiscal 2014 was 29.5%, compared to 32.3% in the same period of fiscal 2013.  The lower effective tax rate is primarily attributable to a reduction in the Indiana tax rate, which resulted in a decrease to the deferred tax asset. This rate change had a $0.3 million unfavorable impact in tax expense during the first nine months of fiscal 2014.

Net Income/(Loss). As a result of the above factors, net loss in the first nine months of fiscal 2014 was $2.6 million, a decrease of $20.2 million, or 114.9%, from net income of $17.6 million in the same period of fiscal 2013.

Volumes, Competition and Pricing

Business conditions appear to be improving.  The Company’s backlog increased 22.9% through the first nine months of fiscal 2014, along with net sales increasing 9.5% sequentially in the third quarter from the second quarter.  Throughout the first quarter and a portion of the second quarter, the Company experienced reduced demand and reduced selling prices due to the market price of nickel and increased price competition in the marketplace, particularly in commodity-type alloys.  The intense competitive environment required the Company to aggressively price orders across all markets, which unfavorably impacted the Company’s gross profit margin and net income in those quarters.  In addition, sales volumes below mill capacities in the industry reduced mill-direct lead times.  The decline in mill-direct lead times, in turn, resulted in downward pressure on prices for service center transactional business, which typically commands a higher price due to faster product availability.  In the third quarter, the Company saw higher transactional business through its service centers and mills in the industry are beginning to experience higher volumes.

Gross Profit Margin Performance

The gross margin in the third quarter of fiscal 2014 was $14.1 million or 11.1% of net revenues, a sequential increase of $5.0 million from the $9.1 million or 7.9% of net revenues in the second quarter of fiscal 2014. The margin compression that occurred in the first and second quarter of fiscal 2014 began to recover in the third quarter of fiscal 2014 due to strengthening of pricing along with an increase in volumes processed through the mill, which has resulted in improved absorption of fixed costs.

Backlog

Backlog was $204.7 million at June 30, 2014, an increase of approximately $2.4 million, or 1.2%, from $202.3 million at March 31, 2014. The backlog dollars increased during the third quarter of fiscal 2014 due to a 9.6% increase in backlog pounds partially offset by a 7.7% decrease in backlog average selling price. The decrease in the average selling price was due to less high-value titanium in the backlog.

Management believes that the improved order entry volumes over the past two quarters are due to improving business conditions in the Company’s end markets, along with the rise in the market price of nickel.

Capital Investment

A key element of the Company’s business strategy is to capitalize on strategic equipment investments. The Company is continuing to implement the previously announced capital spending projects in line with plans to meet the expected long-term growth requirements of its target markets. Capital spending in the first nine months of fiscal 2014 was approximately $33.3 million, and the Company expects aggregated capital spending in fiscal 2014 to be approximately $40.0 million, as the Company expects to reschedule to fiscal 2015 approximately $17.0 million in expenditures relating to the upgrades and expansion of the Company’s servicing and distribution capabilities and other capital projects. The capital spending planned for fiscal 2014 includes $18.8 million for the Arcadia tubular project, $8.9 million for the Kokomo flat product project, $2.7 million for the information systems upgrade project and the remaining $9.6 million for additional enhancements and upgrades of current facilities and equipment.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $261.2 million at June 30, 2014, a decrease of $12.3 million or 4.5% from $273.4 million at September 30, 2013. This decrease resulted primarily from payables increasing $23.6 million due to the purchase of raw materials and accounts receivable decreasing $4.8 million during the first nine months of fiscal 2014, offset by inventory increasing $15.4 million during the same period. Inventory has increased in response to the higher level of backlog.

Liquidity

During the first nine months of fiscal 2014, the Company’s primary sources of liquidity were cash on-hand and cash from operations, as detailed below.  At June 30, 2014, the Company had cash and cash equivalents of $52.4 million compared to cash and cash equivalents of $68.3 million at September 30, 2013.

Net cash provided by operating activities was $24.1 million in the first nine months of fiscal 2014 compared to net cash provided by operating activities of $38.2 million in the same period of fiscal 2013.  Items contributing to the difference included a $20.2 million difference between a net loss of $2.6 million in fiscal 2014 compared to net income of $17.6 million in the same period of fiscal 2013. The reduction was partially offset by a favorable reduction in working capital (net of foreign currency fluctuation) during the first nine months of fiscal 2014 in comparison to the first nine months of fiscal 2013. Net cash used in investing activities for capital expenditures was $33.3 million in the first nine months of fiscal 2014 compared to $33.7 million in the first nine months of fiscal 2013. Net cash used in financing activities in the first nine months of fiscal 2014 included $8.2 million of dividend payments, consistent with the first nine months of fiscal 2013.

The Company’s sources of liquidity for fiscal 2014 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At June 30, 2014, the Company had cash of $52.4 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

Today, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2014 to stockholders of record at the close of business on September 2, 2014. The dividend cash pay-out is based on the current number of shares outstanding and is expected to be approximately $2.7 million per quarter, or approximately $10.8 million on an annualized basis.

Guidance

Revenue and earnings for the fourth quarter of fiscal 2014 are expected to improve from those of the third quarter of fiscal 2014 as business conditions appear to be improving. While favorable trends are expected to improve our results, pressure on margins will continue in the fourth quarter as lower priced orders ship from the backlog. Conditions have improved, and management remains cautiously optimistic about the continuation of favorable market trends.

Earnings Conference Call

The Company will host a conference call on Friday, August 8, 2014 to discuss its results for the quarter ended June 30, 2014.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 8, 2014	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, August 8, 2014 at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, September 5, 2014. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Conference ID:	13587173

A replay of the Webcast will also be available at www.haynesintl.com until July 3, 2015.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this Form 10-Q are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2014 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2014	2013	2014

Net revenues	$123,587	$126,293	$367,088	$335,343
Cost of sales	104,982	112,232	309,625	306,968
Gross profit	18,605	14,061	57,463	28,375
Selling, general and administrative expense	9,761	10,085	28,986	29,523
Research and technical expense	853	867	2,563	2,630
Operating income (loss)	7,991	3,109	25,914	(3,778)
Interest income	(29)	(30)	(83)	(117)
Interest expense	18	17	52	56
Income (loss) before income taxes	8,002	3,122	25,945	(3,717)
Provision for (benefit from) income taxes	2,705	1,026	8,377	(1,098)
Net income (loss)	$5,297	$2,096	$17,568	(2,619)
Net income (loss) per share:
Basic	$0.43	$0.17	$1.43	$(0.21)
Diluted	$0.43	$0.17	$1.42	$(0.21)

Dividend declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2013	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$68,326	$52,398
Accounts receivable, less allowance for doubtful accounts of $1,199 and $930, respectively	82,562	77,717
Inventories	232,157	247,590
Income taxes receivable	4,433	3,791
Deferred income taxes	6,018	6,888
Other current assets	2,408	3,131
Total current assets	395,904	391,515
Property, plant and equipment, net	152,764	173,541
Deferred income taxes—long term portion	41,301	42,475
Prepayments and deferred charges	2,282	2,167
Other intangible assets, net	5,601	5,289
Total assets	$597,852	$614,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,600	$51,232
Accrued expenses	13,676	12,903
Revolving credit facility	—	—
Accrued postretirement benefits	4,918	4,918
Deferred revenue—current portion	2,500	2,500
Total current liabilities	48,694	71,553
Long-term obligations (less current portion)	767	767
Deferred revenue (less current portion)	30,329	28,454
Accrued pension and postretirement benefits	162,259	161,635
Total liabilities	242,049	262,409
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,342,585 and 12,434,748 shares issued, 12,332,592 and 12,418,471 shares outstanding at September 30, 2013 and June 30, 2014, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	238,941	241,925
Accumulated earnings	174,154	163,361
Treasury stock, 9,993 shares at September 30, 2013 and 16,277 shares at June 30, 2014	(505)	(840)
Accumulated other comprehensive loss	(56,799)	(51,880)
Total stockholders’ equity	355,803	352,578
Total liabilities and stockholders’ equity	$597,852	$614,987

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2013	2014
Cash flows from operating activities:
Net income (loss)	$17,568	$(2,619)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	9,975	11,425
Amortization	312	312
Pension and post-retirement expense - U.S. and U.K.	12,094	7,822
Stock compensation expense	1,197	1,489
Excess tax benefit from option exercises and restricted stock vesting	(494)	(432)
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	2,250	(3,978)
Loss on disposal of property	183	245
Change in assets and liabilities:
Accounts receivable	9,072	6,236
Inventories	5,500	(13,855)
Other assets	(567)	(594)
Accounts payable and accrued expenses	(4,502)	23,280
Income taxes	2,633	1,712
Accrued pension and postretirement benefits	(15,155)	(5,056)
Net cash provided by operating activities	38,191	24,112

Cash flows from investing activities:
Additions to property, plant and equipment	(33,650)	(33,317)
Net cash used in investing activities	(33,650)	(33,317)

Cash flows from financing activities:
Dividends paid	(8,136)	(8,174)
Proceeds from exercise of stock options	598	1,063
Payment for purchase of treasury stock	(505)	(335)
Excess tax benefit from option exercises and restricted stock vesting	494	432
Net cash used in financing activities	(7,549)	(7,014)

Effect of exchange rates on cash	(166)	291
Decrease in cash and cash equivalents	(3,174)	(15,928)

Cash and cash equivalents, beginning of period	46,740	68,326
Cash and cash equivalents, end of period	$43,566	$52,398